Filed pursuant to Rule 433

August 6, 2018

Relating to

Preliminary Prospectus Supplement dated August 6, 2018

to

Prospectus dated January 26, 2017

Registration Statement No. 333-213765-01

Duke Energy Progress, LLC
$300,000,000 First Mortgage Bonds, 3.375% Series due 2023

$500,000,000 First Mortgage Bonds, 3.700% Series due 2028

Pricing Term Sheet

Issuer:	Duke Energy Progress, LLC

Trade Date:	August 6, 2018

Settlement Date:	August 9, 2018 (T+3)

Ratings (Moody’s/S&P)*:	Aa3 (stable)/A (stable)

Security Description:	First Mortgage Bonds, 3.375% Series due 2023 (the “2023 Bonds”)	First Mortgage Bonds, 3.700% Series due 2028 (the “2028 Bonds”)

Principal Amount:	$300,000,000	$500,000,000

Interest Payment Dates:	March 1 and September 1 of each year, beginning on March 1, 2019	March 1 and September 1 of each year, beginning on March 1, 2019

Maturity Date:	September 1, 2023	September 1, 2028

Benchmark Treasury:	2.750% due July 31, 2023	2.875% due May 15, 2028

Benchmark Treasury Yield:	2.806%	2.932%

Spread to Benchmark Treasury:	+ 57 bps	+ 77 bps

Yield to Maturity:	3.376%	3.702%

Coupon:	3.375%	3.700%

Price to Public:	99.993% per 2023 Bond, plus accrued interest, if any, from August 9, 2018	99.981% per 2028 Bond, plus accrued interest, if any, from August 9, 2018

Redemption Provisions:

At any time before August 1, 2023 (which is the date that is one month prior to maturity of the 2023 Bonds (the “2023 Par Call Date”)), the issuer will have the right to redeem the 2023 Bonds, in whole or in part and from time to time, at a redemption price equal to the greater of (1) 100% of the principal amount of the 2023 Bonds being redeemed and (2) the sum of the present values of the remaining scheduled payments of principal and interest on the 2023 Bonds being redeemed that would be due if the 2023 Bonds matured on the 2023 Par Call Date (exclusive of interest accrued to the redemption date), discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined herein) plus 10 basis points, plus, in either case, accrued and unpaid interest on the principal amount of the 2023 Bonds being redeemed to, but excluding, such redemption date.

At any time on or after the 2023 Par Call Date, the issuer will have the right to redeem the 2023 Bonds, in whole or in part and from time to time, at a redemption price equal to 100% of the principal amount of the 2023 Bonds being redeemed plus accrued and unpaid interest on the principal amount of the 2023

At any time before June 1, 2028 (which is the date that is three months prior to maturity of the 2028 Bonds (the “2028 Par Call Date”)), the issuer will have the right to redeem the 2028 Bonds, in whole or in part and from time to time, at a redemption price equal to the greater of (1) 100% of the principal amount of the 2028 Bonds being redeemed and (2) the sum of the present values of the remaining scheduled payments of principal and interest on the 2028 Bonds being redeemed that would be due if the 2028 Bonds matured on the 2028 Par Call Date (exclusive of interest accrued to the redemption date), discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined herein) plus 12.5 basis points, plus, in either case, accrued and unpaid interest on the principal amount of the 2028 Bonds being redeemed to, but excluding, such redemption date.

At any time on or after the 2028 Par Call Date, the issuer will have the right to redeem the 2028 Bonds, in whole or in part and from time to time, at a redemption price equal to 100% of the principal amount of the 2028 Bonds being redeemed plus accrued and unpaid interest on the principal amount of the 2028 Bonds being redeemed to, but excluding, such redemption date.

Bonds being redeemed to, but excluding, such redemption date.

CUSIP / ISIN:	26442U AF1 / US26442UAF12	26442U AG9 / US26442UAG94

Joint Book-Running Managers:	J.P. Morgan Securities LLC Mizuho Securities USA LLC Scotia Capital (USA) Inc. SunTrust Robinson Humphrey, Inc.

Senior Co-Manager:	Loop Capital Markets LLC

Co-Managers:	Regions Securities LLC Santander Investment Securities Inc.

Junior Co-Managers:	Drexel Hamilton, LLC Great Pacific Securities

* Security ratings are not recommendations to buy, sell or hold securities.  The ratings are subject to change or withdrawal at any time by the respective credit rating agencies.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling J.P. Morgan Securities LLC at (212) 834-4533 (collect), Mizuho Securities USA LLC toll free at (866) 271-7403, Scotia Capital (USA) Inc. toll free at (800) 372-3930 and SunTrust Robinson Humphrey, Inc. toll free at (800) 685-4786.